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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 12, 2003

                                 MEDIFAST, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                    000-23016           13-3714405
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   (State or other jurisdiction     (Commission File Number)  (IRS Employer
 of incorporation or organization)                             Ident. No.)

        11445 Cronhill Drive, Owing Mills, Maryland               21117
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          (Address of principal executive offices)              (Zip Code)


        Registrant's telephone number, including area code (410)-581-8042
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         (Former name or former address, if changed since last report.)



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Item 5.  Other Events

OWINGS MILLS, Md., Dec 12 /PRNewswire -- Medifast, Inc. (Amex: MED) announced that it has increased 2004 estimates for both revenues and earnings. The Company reported last night at an Investor Presentation two scenarios, one reflecting the anticipated revenue increases as a result of the impact of its National Television Ad Campaign and the other excluding any increased result from television advertising.

Based upon results from a National Television Test Program, the company expects to generate revenues for fiscal 2004 of approximately $48 million and pre-tax Income from Operations of approximately $9 million, resulting in pre-tax earnings per share of $0.72. Excluding any incremental benefit from the advertising campaign, the Company expects revenues of approximately $38 million and pre-tax Income from Operations of approximately $6.9 million, resulting in pre-tax earnings per share of $0.55. The company will not know until its year-end audit is completed what its effective tax rate will be for GAAP calculation purposes.

"We are eagerly anticipating the launch of our national television campaign," said Bradley T. MacDonald, Medifast's Chief Executive Officer. "The entire company has been focused on delivering to what we expect to be a much larger customer base the same quality meal replacement programs that we have become recognized for. The work that we have been doing with Brennan Response has been important, as we now have the infrastructure in place, from an expanded in-bound call center to increase production capability, to handle the anticipated increase in business. We expect to spend the balance of the year positioning the company to be ready for significantly higher revenues."

In September, Medifast completed a test of a national television commercial. The results indicated that for every dollar Medifast spent on television advertising, it generated $3 in new revenues. This compares favorably with the $1.50 in revenues that are currently generated for each dollar in spending on print advertising. The company has assumed for purposes of its $48 million revenue estimates that each dollar of television advertising will generate $2 in new business. Medifast will launch its television campaign in January.

The company plans to initially run its commercials on leading national cable networks and DirectTV, in combination with print advertising it has run throughout the year. Medifast believes that the testing it completed in September will allow it to employ the most effective combination of print and television advertising to maximize returns on its advertising investment. In preparation for the launch, the Company has aggressively built inventory throughout the fourth quarter. In addition, it interrupted production in November for four days in order to reconfigure its facilities for the expected increase in production. As a result of the plant shutdown, November revenues were $1.7 million, a 23.5% increase from the same period last year. The company has completed the modifications, and production has returned to customary levels in December.

Medifast also expects to generate significant 2004 growth from its HI-Energy and Medslim Weight Control Centers. As a result of a recent acquisition, the company is now the sixth largest clinic operator in the United States. It also expects strong growth from its Take Shape for Life and Women's Health divisions.

The webcast of the Investor Presentation can be accessed until January 11, 2004 at www.medifastdiet.com/investorinfo or by dialing 1-800-695-0507and using access code 27127#.


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This release contains forward-looking  statements,  which may involve known, and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MEDIFAST, INC.

Dated:  December 12, 2003

                                        /s/ Bradley T. MacDonald
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                                        Bradley T. MacDonald
                                        Chairman and Chief Executive Officer